July 27, 1995



PERSONAL AND CONFIDENTIAL

Mr. Fred Wenninger
6037 South Spring Canyon Road
Ogden, Utah 84403

Dear Fred:

On behalf of the Board of Directors of Key Tronic Corporation, I am pleased to offer you the position of President and Chief Executive Officer of Key Tronic serving at the pleasure of the Board. The specific components of your offer are as follows:

     BASE SALARY:  $300,000 per annum with annual reviews.

     ANNUAL PERFORMANCE BONUS: Targeted at 50% of base salary, based upon meeting specific objectives for each fiscal year agreed to in advance by the Board. Higher annual bonuses can be achieved based upon exceeding these objectives with a cap at 75% of base salary. For Key Tronics' current fiscal year, recognizing that you did not have the opportunity to participate in the determination of the objectives which drive this year's bonus plan, you will be guaranteed a minimum cash bonus of $150,000. Future CEO incentive bonus plans will be determined by you, with agreement from the Key Tronic Board.

     NON-QUALIFIED STOCK OPTIONS: You will be granted upon hire 225,000 shares of non-qualified stock options pursuant to Key Tronic's current stock option plan which vest over two years. These options are priced at market as of your first day of employment. Based upon performance, you should expect to receive, subject to Board approval, additional annual grants of non-qualified options, in the range of 50,000 shares annually, priced at market usually on the day when the Board meets each July.

     RESTRICTED STOCK GRANTS/PHANTOM OPTIONS: You will receive upon your date of hire 50,000 shares of restricted stock or phantom options which have no cost basis to you, and the value of which at any time equals the market price of Key Tronic stock, multiplied times the number of shares above (at today's market price of $17/share, approximately $850,000). This restricted stock will have a 5-year "cliff" vesting, where upon the fifth year anniversary of your employment with Key Tronic, these shares become 100% vested which triggers a taxable event whereby the market value of these shares at that time will be treated as ordinary income. Should your employment at Key Tronic terminate prior to your fifth year anniversary date, due to death or permanent disability, you or your designated beneficiary will receive that amount of restricted stock (or cash equivalent based upon the market price of Key Tronic stock on that date (the choice is cash or stock), at the option of the Board) which equates to what portion of the five-year "cliff" vesting period will have passed as of the date of your employment termination (e.g., if your employment terminates on the third anniversary of your date of hire, you or your designated beneficiary would receive 60% of the restricted stock (i.e., 30,000 shares) or its cash equivalent at market).

     CHANGE OF OWNERSHIP CONDITION: Should Key Tronic have a major change of ownership (defined as 50% or more of its outstanding and issued common stock being purchased by an individual, group of individuals, or corporate entity) during your employment, the vesting of both your non-qualified options and restricted stock will be accelerated immediately so that both are 100% vested. At your option, should you elect to leave Key Tronic after such a change of control, you will be paid one year's worth of your then annual base salary in a lump sum payment.

     DISMISSAL FOR "OTHER THAN CAUSE": Should your employment at Key Tronic be terminated by the Board for any reason (s) other than for cause (to be defined as a very serious offense, and approved by both you and the Board), you will be paid one year's worth of your then annual base salary in a lump sum payment. No bonus or portion thereof will be paid, except for bonus earned for a prior year but not yet paid. The vesting of your restricted stock will also be accelerated such that as of the date of your termination of employment for other than cause, you will receive that amount of restricted stock (or cash equivalent based upon the market price of Key Tronic stock on that date (the choice is cash or stock), at the option of the Board) which equates to what portion of the five-year "cliff" vesting period will have passed as of your date of termination (e.g., if your date of termination occurs on the third anniversary of your date of hire, you would receive 60% of the restricted stock (i.e., 30,000 shares) or its cash equivalent at market). No severance payments or acceleration of vesting will occur if termination is voluntary or for "cause."

     FRINGE BENEFITS: The following fringe benefits will be included in your offer:

          Participation in Key Tronic's standard employee benefits programs which include, both medical and dental insurance coverage for you and your wife, as well as disability and supplemental life insurance for you.

          Coverage of costs associated with your annual visit to the Mayo Clinic in Rochester, Minnesota for the purpose of completing your annual physical, not to exceed $3,000 per year.

          Business class travel on international flights.

          Club dues, if becoming a member of a local golf or lunch club has reasonable business justification (no current company policy, but negotiable).

     RELOCATION COVERAGE: The following components of your relocation coverage will be:

          Cost of moving your household goods and belongings from Ogden to Spokane.

          Real estate commissions and other closing costs associated with the sale of your Ogden home, grossed up for taxes.

          Legal and other closing costs associated with the purchase of your new home in Spokane (does not include points on a new mortgage or any mortgage rate or monthly mortgage payment differential reimbursements), grossed up for taxes.

          Living expenses in Spokane (based upon receipts) for up to 90 days, or until the Ogden home is sold, whichever is sooner. If required, this 90-day period of time may be extended if the situation so warrants it.

          Carrying costs of two homes, should the situation occur where your Spokane home is purchased prior to the sale of your Ogden home. The specific costs to be covered will be the carrying costs associated with the LEAST expensive of the two homes for a period of time not to exceed six months. Key Tronic does not want to be involved in the purchase of your Ogden home through a third-party.

          Payment of one month's base salary to cover the cost of "incidentals" associated with your move from Ogden to Spokane.

          Cost of a house hunting trip for you and your wife to Spokane, and up to an additional two round-trips for you to fly to Ogden to ensure the timely sale of your home there.

     AIRCRAFT EXPENSES: It is my belief, also shared generally by the rest of the Key Tronic Board, that it will turn out to make good business sense for Key Tronic to utilize your airplane for business purposes. Therefore, the proposed guidelines by which Key Tronic will reimburse you for the use of your personal aircraft (either your current Aerostar, or an MU-2 turboprop should you choose to replace your Aerostar) are as follows, to be incorporated into a formal policy developed by you once on board, to cover other employees who may wish to utilize their personally owned aircraft for Key Tronic business purposes:

          Coverage of all aircraft hanger costs, estimated by you at approximately $350 per month which is your current hanger rent cost for your Aerostar.

          Coverage of operating costs for your aircraft, when used on company business. These costs estimated to be two times (2x) fuel cost which, for example, is estimated to average $300/hour (given today's fuel costs in Spokane) for an MU-2 turboprop aircraft. You estimate, based upon your prior experience at Iomega, that you will utilize your aircraft for Key Tronic business purposes for approximately 100 hours of flight time in any given year.

          Coverage of all costs associated with your annual Flight Safety training which you estimate at around $4,500. Key Tronic will also pay for your required time off to complete this annual training.

          Coverage of the additional insurance costs to both name Key Tronic as an additional insured, as well as to have a higher amount of coverage than you would normally have as an individual (to be determined by the Key Tronic Board).

          It is the expectation of the Key Tronic Board that you will neither gain nor lose economically from this arrangement whereby the company reimburses you for the use of your aircraft for Key Tronic business purposes.

          You will be expected to provide Key Tronic an annual estimate of what you believe will be the reimbursement costs for Key Tronic to cover your aircraft utilization for business purposes (including estimated flight hours, operating cost per hour, flight training costs, hanger costs, and any other ancillary costs) so that this figure can be incorporated into the company's fiscal year budget.

          You will be expected to submit for payment at least once per calendar quarter a statement of reimbursable costs associated with the use of your aircraft for Key Tronic business purposes.

     CONFIDENTIALITY AGREEMENT: You will be expected to sign Key Tronic's Standard Confidentiality Agreement on or soon after your date of hire.

Both I, the other members of the Key Tronic Board, and the management team at Key Tronic, are very pleased to have you join our company as its Chief Executive at such an exciting time in the company's history. We look forward to having you formally start on September 1.

Best regards,



Stanley Hiller
Chief Executive Officer




Agreed and Accepted:  _________________________  Date:  _________________
                          Fred Wenninger